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Exhibit 99.1


                         News Release
                                               123 Saginaw Drive
                                          Redwood City, CA 94063
Contacts:
Lippert/Heilshorn & Associates
Investor relations:
Bruce Voss (bvoss@lhai.com)
Martin Halsall (mhalsall@lhai.com)                      Company:
(310) 691-7100                                   Gordon Sangster
Financial media:                                  (650) 366-2626
Pamela Rigler (prigler@lhai.com)
(212) 838-3777


          ADVANCED POLYMER SYSTEMS CHANGES NAME TO AP PHARMA

   Company common stock to trade on Nasdaq under the symbol APPA
               New name reflects new Company strategy

REDWOOD CITY, Calif. (May 14, 2001) - Advanced Polymer Systems,
Inc. (Nasdaq NM: APOS), a specialty pharmaceutical company, today reported that shareholders have approved a change in the Company's name to AP Pharma, Inc.

The resolution to change the corporate name was passed at the Annual Shareholders' Meeting held on May 9, 2001. Effective with the opening of trading on May 14, 2001, shares of the Company's common stock will trade on the Nasdaq National Market under the ticker symbol APPA. The new corporate web address is www.appharma.com

"This name change is the most recent and most visible sign of our new strategic focus - the development of ethical pharmaceutical products using our proprietary drug delivery systems," commented Michael O'Connell, president and chief executive officer of AP Pharma. "One of our proprietary drug delivery technologies is currently utilized in two FDA-approved topical pharmaceutical products which are licensed to marketing partners Johnson & Johnson's Ortho-Dermatological and Dermik Laboratories, an Aventis company. Additionally, we are making solid progress with the development of our bioerodible Biochronomer(TM) systems, which are specifically designed for the controlled release of drugs into various sites such as under the skin, in muscle or in the peritoneal cavity and offer potential for use in a broad array of pharmaceutical products. We are close to completing preliminary toxicology studies and have initiated GMP production. Pre-clinical trials are underway in anticipation of filing an IND this year."

Mr. O'Connell continued, "Our strategic focus is two-fold. We have a new platform of bioerodible technologies in the drug delivery arena which we plan to partner in exchange for tradional license fees, royalties and milestone payments. The second part of the Company's strategy is a product development program, through which we plan to develop specific products through partnerships, sharing risks and profits. We believe there are significant opportunities and growth potential for our new bioerodible technologies. Potential pharmaceutical applications include pain management, inflammation, oncology, ophthalmic and orthopedic applications, as well as the delivery of therapeutic proteins, peptides and DNA."

About AP Pharma

AP Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer?. Initial targeted areas of application for the Company's drug delivery technology include pain management, inflammation, oncology, and ophthalmic and orthopedic applications. The Company's product development programs are funded by royalties from topical products currently marketed by pharmaceutical partners, and proceeds from the divestiture of its cosmeceutical product lines. For further information visit the Company's Website at www.appharma.com

Forward-looking Statements
Except for historical information, this news release contains certain forward-looking statements that involve risks and uncertainties, including among others, uncertainty associated with timely development, approval, launch and acceptance of new products, establishment of new corporate alliances and progress in research and development programs. Other risks and uncertainties associated with the Company's business and prospects are identified in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to revise these forward-looking statements to reflect events or circumstances occurring in the future.